EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Media:     Julie Ketay, 312.558.8727 (Sara Lee Corporation)
           Matt Hall, 314.259.7223 (Earthgrains Company)

Analysts:  Aaron Hoffman, 312.558.8739 (Sara Lee Corporation)
           Molly Salky 314.259.7018 (Earthgrains Company)


SARA LEE ACQUIRES MORE THAN 90% OF EARTHGRAINS COMMON STOCK

Company initiates subsequent offering period to acquire remaining outstanding shares of Earthgrains

CHICAGO (August 8, 2001) - Sara Lee Corporation announced today that it has acquired more than 90% of the outstanding common stock of The Earthgrains Company. The initial offering period expired at 5:00 p.m. (EDT), on Tuesday, August 7, 2001. As of the initial expiration of the offer, 40.2 million shares (including guaranteed deliveries), of Earthgrains common stock, representing approximately 93% of Earthgrains' outstanding shares, had been tendered. Sara Lee has accepted for payment all validly tendered shares. Payments for accepted shares will be made promptly through Mellon Investor Services, the depositary for the offer.

Sara Lee is providing a subsequent offering period, which expires at 5:00 p.m.
(EDT) on Monday, August 13, 2001. The subsequent offering period is intended to allow Sara Lee the opportunity to acquire additional shares of Earthgrains common stock that remain outstanding. During the subsequent offering period, shares of Earthgrains common stock will be accepted and paid for promptly as they are tendered. The same $40.25 per share consideration paid during the initial offering period will be paid during the subsequent offering period. Shares of Earthgrains common stock tendered during the subsequent offering period may not be withdrawn.


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Sara Lee Acquires More Than 90% of Earthgrains
Common Stock - Page 2


Once the subsequent offering period has expired, Sara Lee will merge Earthgrains into a subsidiary of Sara Lee in order to acquire all shares of Earthgrains common stock that remain outstanding. Sara Lee intends to complete the merger as soon as possible after the subsequent offer period expires.

Earthgrains, which generated sales of nearly $2.6 billion in fiscal 2001, operates fresh-bakery and refrigerated-dough businesses in the United States and Europe. Earthgrains is the second-largest producer of fresh packaged bread and baked goods in the United States, operating 61 bakeries. Major company-owned brands include Earth Grains, IronKids, Grant's Farm, Colonial and Rainbo.

Sara Lee Corporation is a global branded consumer packaged goods company with approximately $17.7 billion in annual revenues. Its leading brands include Sara Lee, Douwe Egberts, Hillshire Farm, Kiwi, Hanes and Playtex.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. Sara Lee has filed a tender offer statement with the Securities and Exchange Commission (SEC), and Earthgrains has filed a solicitation/recommendation statement with respect to the offer. Shareholders of Earthgrains are urged to read both the tender offer statement (including the offer to purchase and related letter of transmittal) and the solicitation/recommendation statement because they contain important information about the offer. These documents are available to shareholders of Earthgrains at no charge and are also available for free at the SEC's website at www.sec.gov.


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